EXHIBIT 99-2



June 27, 2006


Contact:   Curtis A. Sampson, Chairman
           Steven H. Sjogren, President
           Paul N. Hanson, Vice President and Treasurer
           Telephone - (320) 848-6611

FOR IMMEDIATE RELEASE

HECTOR COMMUNICATIONS CORPORATION AGREES TO BE ACQUIRED BY CONSORTIUM OF MINNESOTA TELEPHONE COMPANIES FOR $36.40 PER SHARE

     (Hector, Minnesota) - June 27, 2006 - Hector Communications Corporation (AMEX: HCT) today announced that it has entered into an definitive merger agreement with Hector Acquisition Corporation (HAC), a recently formed corporation owned by Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc. (OTCBB:NULM.BB), three independent local exchange carriers operating in Minnesota. Under the terms of the agreement, shareholders of Hector Communications Corporation (the "Company") will be entitled to receive $36.40 per share in cash and outstanding options will be cashed out.

     The Board of Directors of the Company has unanimously approved the merger agreement and will recommend that the Company's shareholders approve the merger when it is presented for shareholder approval at a shareholders meeting later this year. The Company's financial advisor, Stifel, Nicolaus & Company, Incorporated provided an opinion to the Company's Board that the consideration to be paid to the shareholders of the Company in the transaction is fair to such shareholders from a financial point of view. HAC has received a commitment letter from CoBank, ACB to provide the debt financing required for this transaction.

     The consummation of the merger transaction is subject to a number of conditions, including approval by state and federal regulatory authorities and achieving working capital and long-term debt levels specified in the agreement. In addition, completion of the merger is subject to closing of Alltel Corporation's acquisition of Midwest Wireless Holdings L.L.C. announced in November 2005. The Company is an owner of Midwest Wireless and, upon completion of the sale of Midwest Wireless to Alltel, expects to receive net, after tax proceeds of approximately $39,500,000. A Delaware court challenge to Alltel's acquisition of Midwest Wireless was recently dismissed, but the completion of this transaction is subject to several other conditions, including FCC and Hart-Scott-Rodino approvals. Based on information currently available to the Company, and subject to the satisfaction of all conditions to the merger, it is presently anticipated that HAC's acquisition of the Company will be completed in approximately 90 to 120 days.

     Curtis A. Sampson, Chairman and Chief Executive Officer stated: "The agreement with Hector Acquisition Corp. is the culmination of a process we began approximately one year ago to explore strategic alternatives available. We believe we have maximized shareholder value through this process."

     Hector Communications Corporation is a telecommunications holding company which through its subsidiaries provides telecommunications services in rural communities in Minnesota, Wisconsin and North Dakota. At March 31, 2006, the Company served approximately 29,400 telephone access lines, 8,000 cable television subscribers and 11,300 internet customers, as well as having minority ownership interests in many other telecommunications companies.



                              CAUTIONARY STATEMENT

     The Private Securities Litigation Reform Act of 1995 contains certain safe harbor provisions regarding forward-looking statements. These statements may include, without limitation, statements with respect to anticipated future operating and financial performance, growth opportunities and growth rates, acquisition and divestiture opportunities, business strategies, business and competitive outlook and other similar forecasts and statements of expectation. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and should, and variations of these words and similar expressions, are intended to identify these forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such statements.

     Due to the uncertainties listed and the fact that any forward-looking statements made by Hector and its management are based on estimates, projections, beliefs and assumptions of management, they are not guarantees of future performance. Except as required by law, Hector disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.